UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2016

Walter Investment Management Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bayport Drive, Suite 1100 Tampa, FL		14902
(Address of principal executive offices)		(Zip Code)

(813) 421-7600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 8, 2015, Ditech Financial LLC, a Delaware limited liability company ("Ditech") and a wholly-owned subsidiary of Walter Investment Management Corp., a Maryland corporation, entered into an Asset Purchase Agreement (the "Original Agreement") with Residential Credit Solutions, Inc., a Delaware corporation ("RCS"). RCS is a wholly-owned subsidiary of American Capital Mortgage Investment Corp. ("MTGE"), a Maryland corporation. The Original Agreement was amended by a side letter, dated January 28, 2016 (the "Closing Date”), between Ditech and RCS (such side letter, together with the Original Agreement, the "Agreement"). Also on the Closing Date, RCS, MTGE and Ditech entered into a letter agreement pursuant to which, among other things, MTGE has agreed to guarantee certain indemnification obligations of RCS under the Agreement, subject to a cap of $10.0 million in aggregate.

Pursuant to the terms of the Agreement, on or about the Closing Date, among other things: (i) Ditech became obligated to purchase certain assets from, and assume certain liabilities of, RCS; (ii) Ditech entered into a residential mortgage loan subservicing agreement with RCS (the “RCS Subservicing Agreement”) pursuant to which Ditech will subservice residential mortgage loans for RCS; (iii) RCS became obligated to transfer to Ditech certain of its existing residential mortgage loan subservicing agreements (collectively with the RCS Subservicing Agreement, the “Subservicing Assets”); (iv) Ditech made a cash payment of $0.85 million to RCS; and (v) Ditech became obligated to make certain other payments to RCS, as described in more detail below. The Subservicing Assets cover residential mortgage loans, including Federal National Mortgage Association and Federal Home Loan Mortgage Corporation ("Freddie Mac") mortgage loans, having, in aggregate, a total unpaid principal balance of approximately $9.8 billion as of the Closing Date.

RCS will continue to service the Subservicing Assets on behalf of Ditech (the "Transition Services") from the Closing Date until the date the servicing related to such Subservicing Assets is transferred from RCS to Ditech, which is anticipated to be on or about February 16, 2016 for the Freddie Mac related Subservicing Assets and on or about March 1, 2016 for substantially all other Subservicing Assets (such date, the "Final Servicing Transfer Date"). Ditech will pay to RCS a fee of $1.0 million per month, pro-rated for partial months, as compensation for providing the Transition Services through the Final Servicing Transfer Date and will be responsible for up to an additional $0.18 million related to the wind down and termination by RCS of its servicing operations related to the Subservicing Assets. On the Final Servicing Transfer Date, Ditech will purchase and RCS will transfer: (i) accounts receivable and servicing advance receivables related to the Subservicing Assets; (ii) certain unencumbered personal property; (iii) prepaid rent and postage; and (iv) certain other assets of RCS (collectively with the Subservicing Assets, the "Purchased Assets"). Also on the Final Servicing Transfer Date, Ditech will assume and RCS will transfer certain liabilities related to: (i) accounts payable related to the Subservicing Assets; (ii) the real property lease for RCS’ headquarters; (iii) the salaries, bonuses and paid time off earned and accrued after the commencement of employment of certain employees who elect to accept employment with Ditech, which Ditech management expects will include a number of the current core operational employees of RCS; and (iv) certain other liabilities of RCS (collectively, the "Assumed Liabilities").

On the Final Servicing Transfer Date: (i) if the net book value of the Purchased Assets and Assumed Liabilities is greater than zero, Ditech will pay to RCS an amount equal to the amount by which the net book value of the Purchased Assets and Assumed Liabilities exceeds zero; (ii) if the net book value of the Purchased Assets and Assumed Liabilities is less than zero, RCS will pay to Ditech an amount equal to the amount by which the net book value of the Purchased Assets and Assumed Liabilities is less than zero; or (iii) if the net book value of the Purchased Assets and Assumed Liabilities is zero, no payment will be made by either RCS or Ditech. As of the Closing Date, the estimated net book value of the Purchased Assets and Assumed Liabilities was approximately $10 million.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

To the extent the financial statements and additional information required pursuant to Item 9.01(a) of Form 8-K are determined to be required to be filed, they will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(b) Pro forma financial information.

To the extent the pro forma financial information required pursuant to Item 9.01(b) of Form 8-K is determined to be required to be filed, it will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.
(Registrant)
Date	February 3, 2016
/s/ Gary L. Tillett
Gary L. Tillett Executive Vice President and Chief Financial Officer

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